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                                                                    EXHIBIT 99.1
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                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE

For More Information, Contact:

                  JoAnne Martz - Director of Investor Relations - (916) 353-2567
                                                            joanne.martz@osi.com

OSI SAYS RESULTS FOR FOURTH QUARTER WILL BE BELOW EXPECTATIONS

       Results will reflect disappointing revenues and significant expense charges of approximately $7.0 million taken during the quarter

       FOLSOM, CALIF., JULY 21, 1997 -- Objective Systems Integrators, Inc. (Nasdaq:OSII) today announced that revenues for the fourth quarter of fiscal 1997, ended June 30, will be lower than had been expected. Revenues for the quarter will be approximately $5.0 million, and the company currently projects a net loss for the quarter in the range of $14.0-15.5 million, or $0.43-0.47 per share. The net loss, which was larger that had been anticipated, resulted from lower-than-expected revenues and certain significant charges. The company provided approximately $5.0 million additional reserves for doubtful accounts, of which $2.5 million related to a single customer that is experiencing cash flow shortages. In addition, nonrecurring expenses of approximately $2.0 million were related primarily to a previously announced management restructuring.

       David M. Allen, OSI's chief financial officer, said, "While we were disappointed that we did not achieve our revenue targets for the fourth quarter, we were pleased that customer orders increased significantly over the third quarter of fiscal 1997 and were significantly greater than revenues in the quarter. This enabled the company to make substantial progress in achieving its goal of growing backlog."

       He added, "We are still optimistic about OSI's potential, as future sales prospects look promising. We continue to believe that our NetExpert (TM) software and related, configurable application components will meet telecommunications service providers' growing needs for management and operations support system solutions. In fiscal 1998, we plan to continue building backlog. OSI has a strong balance sheet, with approximately $42.0 million in cash and investments and no debt as of June 30, 1997."
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       OSI plans to release its final results for fiscal 1997 in early August.
The estimated ranges of revenues and losses discussed above depend on finalization of the company's year-end review process.

ABOUT OSI

       Objective Systems Integrators provides software that simplifies network integration and management by enabling the object-oriented modeling of complex networks and business processes. The company's flagship product, NetExpert (TM), is a TMN-based framework that provides a distributable base for easily customized applications using programmerless expert rules. This approach greatly reduces time to market for OSI customers who need to integrate emerging technologies and quickly generate revenue with new services. Headquartered in Folsom, Calif., OSI has offices throughout the United States and in Asia, the Pacific Rim, and Europe.

       Facsimile copies of company news releases may be obtained by calling Company News On Call (800-758-5804--623-150 for OSI). Other investor relations literature and information may be obtained by calling 800-741-1069.

       OSI's home page on the World Wide Web is:http://www.osi.com/

NOTICE TO READERS

       This news release contains forward-looking statements that are based on current expectations. A wide variety of risks and uncertainties could cause actual results to differ materially. These include, but are not limited to, the growth rate of the communications industry and the related requirement for Operations Support Systems (OSSs) and network management systems, as well as OSI's continued ability to develop and successfully market new solutions for that global marketplace. Additional risks are described in the company's SEC report on Form 10-K for the year ended June 30, 1996, and Forms 10-Q for the quarterly periods ended September 30 and December 31, 1996, and March 31, 1997. These documents are available upon request to the Company's Investor Relations Department and are posted on the company's home page on the World Wide Web in the Investor Relations section.